Exhibit 10.2

K12 Inc.

June 10, 2020

Re: Third Amendment to Second Amended and Restated Employment Agreement

Dear Mr. Davis:

Reference is made to (i) that certain Second Amended and Restated Employment Agreement (the “Agreement”), dated as of January 27, 2016, by and between you and K12 Inc., a Delaware corporation (“K12”), which sets forth the terms and conditions of your employment with K12, (ii) that certain letter agreement dated as of April 20, 2018 between you and K12 (the “First Amendment”), which modified certain provisions of the Agreement, and (iii) that certain letter agreement dated as of August 29, 2019 between you and K12 (the “Second Amendment”), which modified certain provisions of the Agreement and the First Amendment. Capitalized terms not defined in this letter shall have the meanings assigned to them in the Agreement.

As set forth in the Second Amendment, Section 1 and Section 7 of the First Amendment no longer have any effect and in the event you are discharged by K12 without Cause or you resign for Good Reason, in either case prior to the expiration of the Term (as extended by the Second Amendment), your rights shall be as set forth in Section 4.5 of the Agreement, provided, however, that you and K12 hereby agree that Section 4.5(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

K12 shall pay EMPLOYEE an amount equal to three (3) times EMPLOYEE’s then-current Base Salary, determined as of his date of discharge or termination, plus (i) if such discharge or termination does not occur within 24 months after a Change in Control, an amount equal to one times the target amount of EMPLOYEE’s Performance Bonus (i.e., 150% of Employee’s Base Salary), or (ii) if such discharge or termination occurs within 24 months after a Change in Control, an amount equal to two times the target amount of EMPLOYEE’s Performance Bonus (i.e., two times 150% of Employee’s Base Salary).  Such amount shall be paid in a single sum, net of any applicable withholding, within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates, or on the March 15th next following the close of the taxable year in which EMPLOYEE’s employment by K12 terminates, whichever is earlier. K12 also shall continue to provide the health, medical, dental and vision benefits then being provided or made available to EMPLOYEE and his plan-eligible dependents for a period of one (1) year following the date EMPLOYEE’s employment by K12 terminates, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE an amount equal to the out-of-pocket cost EMPLOYEE and his covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates. In no event shall amounts payable in one taxable year affect amounts payable in any other taxable year

In addition, the Agreement is hereby amended to provide that in the event any Company Named Executive Officer’s employment terms are changed so as to provide better terms and conditions of employment than those in the Agreement, you shall receive those same improved terms and conditions of employment.

Except as expressly modified by this letter, the Agreement (as modified by the First Amendment and Second Amendment) and the First Amendment (as modified by the Second Amendment) and Second Amendment shall remain unchanged and shall continue in full force and effect according to their terms. This letter, together with the Agreement, the First Amendment and Second Amendment, constitutes the entire agreement between you and K12, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

Thank you for your continued service to K12.

Sincerely,

/s/ Robert. Knowling Jr. ____________________
Name:	Robert E. Knowling, Jr.
Title:	Chairman of the Compensation Committee of the Board of Directors of K12 Inc.

Agreed and Accepted:

/s/ Nathaniel A. Davis___________
Nathaniel A. Davis